Exhibit 10.68

CORNELL UNIVERSITY

OFFICE OF SPONSORED PROGRAMS

AGREEMENT NO. 38941

THIS AGREEMENT is entered into by and between Advanced Cell Technology, Inc., a corporation organized under the laws of Delaware (hereinafter referred to as the “Sponsor”) and Cornell University, a non-profit, educational institution having corporate powers under the laws of the State of New York (hereinafter referred to as the “University”).

WITNESSETH:

WHEREAS, the effort contemplated by this Agreement is of mutual interest and benefit to the University and to the Sponsor, will further instructional and/or research objectives of the University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both the Sponsor and the University through inventions, improvements, and/or discoveries;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

1.             Definitions.

1.1.          “Project” shall mean the work funded under this Agreement as described in Exhibit A hereof.

1.2.          “Intellectual Property” shall mean individually and collectively all inventions, improvements and/or discoveries, including deliverable software, if any, which are conceived and first reduced to practice in the performance of the Project.

1.3.          “Sponsor Intellectual Property” shall mean Intellectual Property conceived and first reduced to practice solely by one or more employees of the Sponsor.

1.4.          “University Intellectual Property” shall mean Intellectual Property conceived and first reduced to practice solely by one or more employees of the University.

1.5.          “Jointly Owned Intellectual Property” shall mean Intellectual Property conceived and first reduced to practice jointly by one or more employees of the University and by one or more employees of the Sponsor.

2.             Work. The University agrees to use reasonable efforts to perform the Project.

3.             Key Personnel. The following individuals are identified as key personnel for the performance of the Project: Jonathan R. Hill, Principal Investigator

Agreement No. 38941
Sponsor: Advanced Cell Technology

If for any reason the Principal Investigator or any other key personnel become unable to continue the Project the University and Sponsor shall attempt to agree upon a successor. If the parties are unable to agree upon a successor, this Agreement shall be terminated in accordance with Article 11., Termination for Convenience.

4.             Period of Performance. The period of performance of this Agreement will begin the date this Agreement is executed, and will extend for a one-year period from said date.

5.             Reports and Conferences.

5.1.          The University shall furnish the Sponsor letter reports at quarterly intervals during the term of this Agreement, summarizing the work conducted. At Sponsor’s request, University shall provide Sponsor with all experimental protocols developed under the Project in sufficient written detail to permit Sponsor’s personnel to employ such procedures in their own research. The University shall submit a final written report setting forth the Project accomplishments and significant findings within ninety (90) days of the expiration of this Agreement.

5.2.          During the term of this Agreement, representatives of the University will meet with representatives of the Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of the Project.

6.             Costs and Payments.

6.1.          It is agreed to and understood by the parties that the University shall be reimbursed for all costs incurred in connection with the Project up to the amount of $ 25,480 (the “Project Cost”) as established by the budget in Exhibit B which is incorporated herein. It is estimated that the amount designated as the Project Cost is sufficient to support Project expenses.

6.2.          The Sponsor shall not be liable for any payment in excess of the Project Cost unless this Agreement is modified in writing. Within ninety (90) days after the termination of this Agreement the University shall submit a final financial report setting forth costs incurred. The report shall be accompanied by a check in the amount, if any, of the excess of funds advanced over costs incurred.

6.3.          All checks shall be made payable to Cornell University and sent to the address specified in Article 18, Notices. Payment shall be made by the Sponsor according to the following schedule: Quarterly payments ($6,370.) to begin upon execution of this Agreement with the final payment being made upon receipt of the final written report.

6.4           University shall use the funds provided hereunder solely in support of activities by the Principal Investigator in support of the Project. During the term of this Agreement, University shall not use funds provided by a commercial entity, other than Sponsor, to support the Principal Investigator’s activities under this Agreement or within the scope of the Project if the use of such funds would provide any third party with any rights in any Intellectual Property.

7.             Equipment. Title to any equipment purchased or manufactured in the performance of the Project shall vest in the University.

8.             Use of Name. Neither party shall make use of this Agreement, or use the name of the other party, nor that of any member of the other’s staff, in any publicity, advertising, or news release without the prior written approval of the other party. This shall not include internal documents available to the public that identify the existence of this agreement.

9.             Publications.

9.1.          The Sponsor recognizes that under University policy, the University shall have the right, at its discretion, to release information or to publish any material resulting from the Project. The University shall furnish the Sponsor with a copy of any proposed publication thirty (30) days in advance of the proposed publication date. The Sponsor may request the University to delay release of such proposed publication for a maximum of an additional thirty (30) days in order to protect Intellectual Property, or Confidential or Proprietary Data described therein. Such delay shall not be imposed on the filing of any student thesis or dissertation.

9.2.          The Sponsor will be given full credit and acknowledgment for the support provided to the University in any publication resulting from the Project.

10.           Intellectual Property.

10.1.        All rights and title to University Intellectual Property shall vest in the University.

10.2.        All rights and title to Sponsor Intellectual Property shall vest in the Sponsor.

10.3.        All rights and title to Jointly Owned Intellectual Property shall vest jointly in the University and in the Sponsor.

10.4.        University and Sponsor shall promptly provide a complete written disclosure to each other of any Intellectual Property. The Sponsor shall, upon reviewing the disclosure, determine whether to request the University to file and prosecute any patent application, domestic or foreign, or application for other protection directed to University Intellectual Property or to Jointly

Owned Intellectual Property described in such disclosure. The Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. and foreign applications. The Sponsor shall cooperate with the University to assure that such applications will cover, to the best of the Sponsor’s knowledge, all items of commercial interest and importance. While the University shall be responsible for making decisions regarding scope and content of applications to be filed and prosecuted, the Sponsor shall be given an opportunity to review and provide input thereto. The University shall keep the Sponsor advised as to all developments with respect to such applications and shall promptly supply to the Sponsor copies of all papers received and filed in connection with the prosecution thereof in sufficient time for the Sponsor to comment.

10.5.        University hereby grants Sponsor a first option to obtain a worldwide, royalty-bearing, exclusive license (with the right to sublicense) under its commercial rights in any University Intellectual Property and Jointly Owned Intellectual Property (the “Option Right”). Sponsor may exercise the Option Right with respect to a particular Intellectual Property by written notice to University not later than thirty (30) days after the disclosure to Sponsor of the relevant Intellectual Property (the “Option Period”).”); provided, however, that, notwithstanding the foregoing, Sponsor may exercise the Option Right for the invention disclosure entitled “Use of Major Histocompatibility Complex (MHC) Compatible Pregnancies or Down Regulation of Trophoblast MHC...” , as described in that certain letter dated June 22, 2000 (Ref. No. CRF D-2647 – Hill et al.) from Richard S. Cahoon, Cornell Research Foundation, Inc. Vice President and Associate Director Patents and Technology Marketing, to Dr. Jose B. Cibelli of Advanced Cell Technology, Inc., at any time during the term of this Agreement. If Sponsor elects not to exercise the Option Right, or fails to exercise the Option Right during the Option Period, University shall be free to license its commercial rights under the relevant Intellectual Property to any third party. If Sponsor does elect to exercise the Option Right, University and Sponsor shall negotiate in good faith a license agreement containing commercially reasonable terms and conditions. If University and Sponsor are unable to reach agreement within six (6) months after Sponsor exercised the Option Right (the “Negotiation Period”), University may offer its commercial rights in the relevant Intellectual Property to any third parties; provided, however, that for a period of one (1) year after the Negotiation Period expires, University may only offer such rights to third parties on terms and conditions that are not more favorable than the last offer made by University to Sponsor, unless University first provides Sponsor with written notice of the more favorable offer and Sponsor either (i) declines in writing to accept the offer or (ii) fails to respond to the offer within thirty (30) days after receiving such notice.

10.6.        Should Sponsor not elect to pay for protection of University Intellectual Property or the University’s rights in any Jointly Owned Intellectual Property, Sponsor shall have no further rights in such Intellectual Property.

10.7.        To the extent that any Intellectual Property has been partially funded by the federal government, this Agreement and the grant of any rights in such Intellectual Property is subject to and governed by federal law as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated there under, as amended, or any successor statutes or regulations. To the extent that any Intellectual Property has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in such Intellectual Property is subject to and governed by the terms and conditions of the applicable research grant. At the request of Sponsor, University shall make available to Sponsor the terms and conditions of any research grants that will partially fund the Project.

11.           Termination for Convenience. This Agreement may be terminated at any time by either party giving the other party at least sixty (60) days written notice of termination. In the event of termination by the Sponsor, the University will be reimbursed for all expenses and non-cancelable commitments incurred in accordance with the terms of this Agreement prior to the date of the termination notice. In no event shall the liability of the Sponsor exceed the Project Cost.

12.           Independent Contractor.

12.1.        In the performance of the Project the University shall be deemed to be an independent contractor and, as such, the University shall not be entitled to any benefits applicable to employees of the Sponsor.

12.2.        Neither party is authorized or empowered to act as an agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

13.           Insurance.

13.1.        The University warrants and represents that the University has adequate liability insurance, such protection being applicable to officers, employees, and agents while acting within the scope of their employment by the University, and that the University has no liability protection for any other person.

13.2.        Each party hereby assumes any and all risks of personal injury and property damage attributable to the negligent acts of that party and the officers, employees, and agents thereof.

14.           Force Majeure. The University shall not be liable for any failure to perform as required by this Agreement to the extent such failure to perform is reasonably beyond the University’s control, or by reason of any of the following: labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, floods, earthquakes, acts of God, energy or other conservation measures, explosion, failure of utilities, mechanical breakdowns, material shortages, disease or other such occurrences.

15.           Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

16.           Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, except that Sponsor may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

17.           Agreement Modification. Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

18.           Notices. Notices, invoices, communications, and payments hereunder shall be deemed made if given by registered or certified envelope, postage prepaid and addressed to the party to receive such notice, invoice, or communication at the address given below or such other address as may hereafter be designated by notice in writing.

If to the Sponsor:
Contractual:	Michael D. West Ph.D.
C.E.O.
Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, MA. 01605
Phone: (508) 756-1212
Fax: (508) 756-0931

Technical:	Jose Cibelli DVM, Ph.D.
VP of Research
Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, MA. 01605
Phone: (508) 756-1212
Fax: (508) 756-0931

If to the University: Contractual:	Robin L. Cyr
Sr. Grant and Contract Officer
Office of Sponsored Programs
120 Day Hall
Cornell University

Ithaca, New York 14853
Phone: (607) 255-1050
Fax: (607) 255-1659
Email: rlc21@cornell.edu

Payments:	Cornell University
Sponsored Funds Accounting
P.O. Box 22
Ithaca, NY 14851-0022

Technical:	Dr. Jonathan R. Hill
Section of Theriogenology
Department of Clinical Sciences (Box 34)
Veterinary Research Tower VRT 7-002
College of Veterinary Medicine
Cornell University
Ithaca, NY 14853-6401
Phone: (607) 253-3091
Fax: (607) 253-3531
Email: jrh35@cornell.edu

19.           Special Provisions.

Proprietary or Confidential Data. The Confidentiality Agreement between the parties dated August 3, 2000, a copy of which is attached hereto as Exhibit C, shall govern the disclosure of each party’s proprietary or confidential information in connection with or during the term of this Agreement.

This Agreement is the complete agreement of the Sponsor and Cornell and supersedes all prior understandings regarding the Project.

IN WITNESS WHEREOF, the parties have caused these presents to be executed in duplicate on the dates indicated below.

CORNELL UNIVERSITY	ADVANCED CELL TECHNOLOGY

/s/ Robin L. Cyr	/s/ Michael D. West
Robin L. Cyr	Michael D. West Ph.D.
Sr. Grant and Contract Officer	C.E.O.

8/9/00	8-11-00
Date	Date